Exhibit 2

Securities Purchase Agreement

This Securities Purchase Agreement (this “Agreement”) is entered into as of November 10, 2010.

BETWEEN: YA Global Investments L.P., a Cayman Islands exempt limited partnership with its main place of business at 101 Hudson Street, Suite 3700, Jersey City, NJ 07302 (hereinafter - the "Seller"); and

BETWEEN: U-Trend Ltd., a private company duly organized and existing under the laws of the State of Israel, (Corporation No. 51-4238906), with its registered address at Magamoth House, 94 Aim HaMoshavoth Road. Kiryat Arie, Petach Tikvah 49527 Israel (hereinafter -the "Purchaser")

WHEREAS: The Seller is the legal owner and holder of the securities defined below under the term "Securities" which were issued by Global Energy Inc., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter  the "Corporation"); and

WHEREAS: The Purchaser is interested in purchasing the Securities from the Seller, all upon the terms and conditions set forth herein/

NOW THEREFORE, the Parties declare and agree as follows:

1.	Interpretation; Definitions

1.1.	The Recitals and Exhibits hereto consist an integral part hereof.

1.2.	The headings of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

1.3.	In this Agreement, unless the context otherwise requires:

"Corporation" shall have the meaning set forth in the recitals above.

"Corporate Documents" means the Corporation's Certificate of Incorporation and By-Laws in effect at the date of the execution of this Agreement.

"Liens" means all mortgages, liens, pledges, charges, security interests, third party rights or other claims or encumbrances of any kind whatsoever.

"Ordinary Course" means, with respect to any action taken by a person or corporate entity, that such action is consistent with past practices of that person or entity and is taken in the ordinary course of its day-to-day business activities.

"Right of First Refusal" means the Right of First Refusal Agreement dated March 8, 2010 between the Seller and a third party pursuant to which the third party has a first right to purchase some of the Securities.

"Purchase Price" means the sum of $3,200,000 (being $3,000,000 previous) deposited with the Seller as of the date hereof plus the Remaining Amount of $200,000).

"Purchaser's Debentures" means the aggregate principal amount of the Debentures and accrued and unpaid interest thereon to be purchased by the Purchaser as specified in Schedule 1.

"Purchaser's Warrants" means the aggregate number of the Warrants to be purchased by the Purchaser as specified in Schedule 2.

"Remaining Amount" mean the amount of $200,000.

"Securities" means all of the following: (a) an 8% secured convertible debenture (No. GEYI-1-6) issued by the Corporation on 8 March 2010 in the principal amount of US $3,175,116 which is convertible into shares of the Corporation at a conversion price of $0.05 per share ("Debenture GEYI-1-6"); (b) an 8% secured convertible debenture (No. GEYI-1-7) issued by the Corporation on 8 March 2010 in the principal amount of US $1,500,000 which is convertible into shares of the Corporation at a conversion price of $0.01 per share ("Debenture GEYI-1-6" and together with GEYI-1-6, the "Debentures"); (c) a warrant (No. GEYI-1-1) issued by the Corporation on 6 July 2007 to purchase 300,000 shares of the Corporation at an exercise price of $0.01 per share ("Warrant GEYI-1-1"); (d) a warrant (No. GEYI-1-2) issued by the Corporation on 6 July 2007 to purchase 300,000 shares of the Corporation at an exercise price of $0.01 per share ("Warrant GEYI-1-2"); (e) a warrant (No. GEYI-1-3) issued by the Corporation on 30 September 2008 to purchase 6,900,000 shares of the Corporation at an exercise price of $0.01 per share ("Warrant GEY1-1-3" and together with Warrant GEYI-1-1 and Warrant GEYI-1-1, the "Warrants"). None of the Securities are registered for trading on any public market or exchange.

"Transfer Form" means a letter substantially in the form of Schedule 3.

"Trustee" means the law firm of Lipa Meir & Co., Law Offices, currently at 4, Itamar Ben-Avi Street, Tel-Aviv 64736 Israel.

2.	Sale, Purchase, and Assignment

2.1.
Subject to the terms and conditions of this Agreement, the Seller agrees to irrevocably sell all of its rights, title and interest in, to and under the Purchaser's Debentures and the Purchaser's Warrants to the Purchaser on the Completion Date, in consideration for the payment of the Purchase Price by the Purchaser, and the Purchaser agrees to irrevocably purchase such rights, title and interest in, to and under the Purchaser's Debentures and the Purchaser's Warrants from the Seller.

3.	Completion

3.1.
Completion: On or prior to 11:00 am (New York time) on November 15, 2010, or at such other date thereafter as the Purchaser and the Seller determine, such date being herein referred to as the "Completion Date", the Purchaser shall pay for the Purchaser's Debentures and the Purchaser's Warrants in US Dollars by (a) receiving a credit from the Seller in the amount of $3,000,000 for amounts that have previously been deposited with the Seller in connection with the Prior SPA (as defined below), and (b) wire transfer of an amount equal to the Remaining Amount (i.e. $200,000) to the account of the Trustee for a total amount equal to the Purchase Price.

3.2.	Subject to confirmation from Trustee that the Remaining Amount has been received into the Trustee's bank account in accordance with Clause 3.1, the Seller will on the Completion Date deliver:

3.2.1.
the certificate(s) for the Debentures and Warrants currently issued as payable to the Seller, together with the Transfer Forms duly executed by the Seller containing irrevocable instructions to the Corporation to record the transfer of the Purchaser's Debentures and the Purchaser's Warrants in accordance with the Debentures and the Warrants and to (i) reissue the certificates for the Purchased Debentures in the name of the Purchaser and to deliver the same to the Purchaser in accordance with the instructions of the Purchaser, and (ii) reissue the certificates for the Purchased Warrants in the name of the Purchaser and to deliver the same to the Purchaser in accordance with the instructions of the Purchaser.

3.2.2.
A legal opinion by the Seller's attorney or general counsel addressed to the Purchaser confirming that the Seller has the proper corporate power and capacity to enter into this Agreement and to sell the Securities and that the Securities are free and clear of all Liens and pre-emptive rights.

3.2.3.	A certified copy of the Change of Name of the Seller entity from Cornell Capital Partners L.P. into its current name - YA Global Investments L.P., in the form attached hereto as Schedule 4.

3.3.
Trustee Release: The Trustee shall release the Remaining Amount to the Seller upon receipt of written confirmation and consent from the Company to the assignment of the Purchaser's Debentures and the Purchaser's Warrants in favor of the Purchaser under this Agreement and that the Purchaser's Debentures and the Purchaser's Warrants have been registered in the securities' register of the Corporation in the name of the Purchaser, free and clear of any Liens substantially in the form of Schedule 5.

3.4.
Failure to Complete: If Completion does not occur on or before the Completion Date, the Seller shall not be obliged to perform its obligations under this Agreement and may, in its sole and absolute discretion: (i) defer Completion (with the provisions of this Clause 3 applying to Completion as so deferred): or (ii) treat this Agreement as terminated (without limiting its rights and remedies under this Agreement and without any obligation to return any fund previously deposited with the Seller).

3.5.
Termination: If the Purchaser fails to pay on the due date any amount payable by it under this Agreement at the place and in the currency in which it is expressed to be payable (unless such failure to pay is caused by administrative or technical error and payment is made within 3 calendar days of its due date), then the Seller may, by notice to the Purchaser, terminate this Agreement. Immediately upon the Seller serving notice to terminate under this Clause 3.4, this Agreement shall immediately be terminated. The Parties agree that the termination of this Agreement shall not prejudice the rights of the Seller in respect of the Securities which are outstanding and have not been sold, converted, novated, assigned, transferred, redeemed or cancelled. In the event of any termination of this Agreement, the Seller reserves its rights without limitation.

4.	Representations and Warranties with respect to the Securities and the Corporation

The Seller represents and warrants to the Purchaser that as of the date hereof and as of the Completion Date, the following representations and warranties shall be true and accurate in all respects and acknowledges that Purchaser is entering into this Agreement in reliance thereon:

4.1.
Good title to the Securities: The Seller is the legal owner of the Securities free and clear of any and all Liens and pre-emptive rights (subject to the Right of First Refusal) and has paid the full price of purchasing the Securities.

4.2.	Corporate Power: Seller has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated thereby.

4.3.
Claims: Except for the Right of First Refusal, to the best of the Sellers knowledge following due inquiry, there are no actual or threatened third party rights, Liens, pre-emptive rights, claims, liabilities or obligations with respect the Securities, nor is the Seller aware or has reasonable grounds to know: of any fact which would result in any such third party rights, Liens, pre-emptive rights, claims, liabilities or obligations and to the best of the Seller's knowledge, no action, proceeding or governmental inquiry or investigation is pending or threatened against the Seller, or any of its officers, or directors before any court, arbitration board or tribunal or administrative or other governmental agency with respect to the Securities held by the Seller, nor is the Seller aware or has reasonable grounds to know of any fact which would result in any such proceedings.

5.	Representations and Warranties with respect to the Purchaser

The Purchaser represents and warrants to the Seller that as of the date hereof and as of the Completion Date, the following representations and warranties shall be true and accurate in all respects and acknowledges that Seller is entering into this Agreement in reliance thereon:

5.1.	Corporate Power: Purchaser has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated thereby.

5.2.
Expertise: The Purchaser represents that it is a sophisticated investor experienced in evaluating and investing in companies similar to the Company and acknowledges that it is able to fend for itself, can bear the economic risk of the investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of purchasing the Securities. The Purchaser is able to bear the economic risk of an investment in the Securities for an indefinite period of time, and further, could bear a total loss of the investment and not change his financial condition which existed at the time of such investment.

5.3.
Restriction: The Purchaser is aware that the Securities have not been registered under the Securities Act of 1933 (the "Securities Act") nor the securities act of any state and may not be sold, transferred for value, pledged, hypothecated, or otherwise encumbered in the absence of an effective registration of them under the Securities Act and/or the securities laws of any applicable state or in the absence of an opinion of counsel acceptable to the Company and/or its stock transfer agent that such registration is not required under such act or acts. The Purchaser is further aware that the Securities purchased hereunder may include a restrictive legend containing the above-described restrictions. The Purchaser acknowledges that the Seller is transferring the Securities pursuant to an exemption from registration under the 1933 Securities Act, and applicable exemptions from such state securities acts.

5.4.	The Purchaser is acquiring the Securities solely for its own account and not for distribution other than to its own investors (in compliance with the Securities Act).

5.5.
The Purchaser represents that it is an ''accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act. namely that the Purchaser holds assets exceeding $5 Million.

5.6.	The Purchaser is acquiring the Securities for investment and not for distribution other than to its own investors (in compliance with the Securities Act).

5.7.
The Purchaser acknowledges that the Seller is not making any representations or warranties as to the market value of the Securities or the conditions or prospects of the Company, and understands that it is the Purchaser's sole responsibility to evaluate the Company and the merits of the transactions contemplated by this Agreement.

6.	Governing Law and arbitration

6.1.	This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to the rules respecting conflict of law.

6.2.
The Parties hereby agree that any and all disputes, controversies or claims arising out of, or in connection with this Agreement, as well as this Agreement's validity, interpretation, execution or any breach or claimed breach thereof, shall be referred to binding arbitration before a single arbitrator to be mutually appointed by the parties hereto and in the absence of agreement as to the identity of the arbitrator, the arbitrator shall be appointed by the American Arbitration Association upon the written request of any of the Parties. The arbitrator shall be a qualified New York lawyer with no less than ten years of experience in matters similar to the matters in dispute. The proceedings shall be held in New York. N.Y., and the cost of the arbitration proceedings, including the arbitrator's fees, shall be paid by the party against whom the award is made.

6.3.
The Purchaser hereby appoints Bayrock Group L.L.C. as its agent for service of legal documents to the Purchaser in the event of an arbitration proceeding in New York and the service of documents to Bayrock at its address at 160, Varick Street, 2nd floor, New York, N.Y. 10013 shall be deemed service of notice to the Purchaser for the purposes of such arbitration proceedings.

7.	Indemnification

In the event of any breach or misrepresentation of warranty or representation made by the Seller under this Agreement including its exhibits, the Seller shall indemnify and hold the Purchaser harmless from and against any and all loss, damage, liability and expense (including reasonable legal fees and costs) sustained or incurred by Purchaser as a result of or in connection with said breach or misrepresentation, for a period of three (3) years following the Closing (hereinafter  the "Indemnification Period").

8.	Miscellaneous

8.1.
This Agreement and its Schedules constitutes the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof, and supersedes all prior agreements between the parties hereof with regard to such subject matter, including, without limitation, the term sheets executed by the parties and the Prior SPA.

8.2.	The parties shall not be entitled to assign any of their rights or obligations hereunder absent prior written consent of the other parties.

8.3.	A party may waive any of its rights hereunder provided, however, that such waiver shall be in writing and shall apply only to such party's rights hereunder.

8.4.
No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

8.5.
Any notice under this Agreement shall be in writing and shall be deemed to have been duly given for all purposes (a) when received seven (7) days after it is mailed by prepaid registered mail; (b) upon the "ok" transmittal thereof by facsimile or electronic mail (email) on a business day; or (c) upon the manual delivery thereof, to the respective addressee set forth above or fax numbers set forth below or to such other address of which notice as aforesaid is actually receives, addressed to the following contact persons:

For the Seller:	Attention Mr. Mark Angelo Fax: (201)985-8744
For the Purchaser:	Attention Mr. David Katz and Mendy Mendlovitz Fax: 972-3-9291508
With a copy to:	Julius R. Schwarz Bayrock Group, L.L.C. 160 Varick Street, Second Floor New York, NY 10013

8.6.	Any delay in the fulfillment of an obligation or duty to be performed under this Agreement by either Party, of not more than three (3) business days, shall not be deemed a breach of this Agreement.

8.7.
The parties entered into an Amended and Restated Securities Purchase Agreement dated July 27, 2010, which was amended pursuant to a series of letter agreements between the parties (as amended, the "Prior SPA"). Pursuant to the prior SPA, the parties had contemplated a sale of all the Securities to the Purchaser upon the terms and conditions set forth therein. The parties hereby agree that the Prior SPA is terminated and neither party shall have any obligations or claims under the Prior SPA. The Purchaser acknowledges and agrees that it has no claim of right or title to the Securities or any portion of the Securities pursuant to the Prior SPA and other than as set forth herein no right to any refund or credit of any money deposited with the Seller in connection therewith.

8.8.
Seller hereby grants the Purchaser an option to purchase all, and no less than all, of the Securities held by the Seller until the close of business in New York on November 30, 2010, for a total purchase price of $978,650 provided that the Purchaser delivers payment for the remaining Securities on or before November 30, 2010. The parties agree that time is of the essence with respect to this Section 8.8 and such right shall automatically expire if not timely exercised.

IN WITNESS OF the parties have signed this Agreement as of the date first Hereinabove set forth.

YA Global Investment LP	U-Trend Ltd.
By: Yorkville Advisors, LLC
Its: Investment Manager
By: /s/ Jerry Eicke	By: /s/ Naftali Mendelovits
Name: Jerry Eicke	Naftali Mendelovits
Title: Managing Member

SCHEDULES

1.	Purchaser's Debentures

2.	Purchaser's Warrants

3.	Transfer Forms

4.	Name Change Certificate

5.	Confirmation and Consent of the Corporation

Schedule 1- Purchaser's Debentures

Schedule 2 - Purchaser's Warrants

Schedule 3 - Transfer Forms

 FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers all the rights of the undersigned under the 8% Secured Convertible Debenture issued by Global Energy. Inc. on March 8, 2010 in the original principal amount of $3,175,116.00 (referred to as Debenture No. GEYI-1-6) to:

Name of Assignee	Address	Principal Amount of Debenture No. GEYI-1-6	Accrued and Unpaid Interest Balance on Debenture No. GEYI-1-6
U-Trend Ltd.	Magamoth House 94 Aim HaMoshavoth Road Kiryat Arie Petach Tikvah 49527 Israel	$2,086,161	$112,938

The undersigned does hereby irrevocably constitute and appoint ________________________________as agent and attorney-in-fact to transfer the above referenced debenture on the books of the within-named corporation, with full power of substitution in the premises.

Dated: November 10, 2010

YA GLOBAL INVESTMENTS, LP.
(Formerly, Cornell Capital Partners, LP)

By: YORKVILLE ADVISORS, LLC
Its: Investment Manager

By: /s/ Mark Angelo
Name: Mark Angelo
Title: Portfolio Manger

Witnessed by:

/s/ David Gonzalez
David Gonzalez, Esq.
General Counsel, Yorkville Advisors LLC

FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers all the rights of the undersigned under the 8% Secured Convertible Debenture issued by Global Energy. Inc. on March 8. 2010 in the original principal amount of $1,500,000.00 (referred to as Debenture No. GEYI-1-6) to:

Name of Assignee	Address	Principal Amount of Debenture No. GEYI-1-7	Accrued and Unpaid Interest Balance on Debenture No. GEYI-l-7
U-Trend Ltd.	Magamoth House 94 Aim HaMoshavoth Road Kiryat Arie Petach Tikvah 49527 Israel	$948,968	$51,932

The undersigned does hereby irrevocably constitute and appoint ___________________________________ as agent and attorney-in-fact to transfer the above referenced debenture on the books of the within-named corporation, with full power of substitution in the premises.

Dated: November 10, 2010

YA GLOBAL INVESTMENTS, LP.
(Formerly, Cornell Capital Partners. LP.)

By: YORKVILLE ADVISORS, LLC
Its: Investment Manager

By: /s/ Mark Angelo
Name: Mark Angelo
Title: Portfolio Manger

Witnessed by:

/s/ David Gonzalez
David Gonzalez, Esq.
General Counsel, Yorkville Advisors LLC

FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers all the rights of the undersigned under the warrant to purchase 198,989 shares of common stock of Global Energy, Inc. represented by the warrant dated July 6. 2007 (referred to as warrant certificate no. GEYI-l-1) to:

Name of Assignee	Address	Warrant Shares Assigned to Assignee
U-Trend Ltd.	Magamoth House 94 Aim HaMoshavoth Road Kiryat Arie Petach Tikvah 49527 Israel	198,989

The undersigned does hereby irrevocably constitute and appoint ___________________________________ as agent and attorney-in-fact to transfer the above referenced debenture on the books of the within-named corporation, with full power of substitution in the premises.

Dated: November 10, 2010

YA GLOBAL INVESTMENTS, LP.
(Formerly, Cornell Capital Partners. LP.)

By: YORKVILLE ADVISORS, LLC
Its: Investment Manager

By: /s/ Mark Angelo
Name: Mark Angelo
Title: Portfolio Manger

Witnessed by:

/s/ David Gonzalez
David Gonzalez, Esq.
General Counsel, Yorkville Advisors LLC

FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers all the rights of the undersigned under the warrant to purchase 198,989 shares of common stock of Global Energy. Inc. represented by the warrant dated July 6, 2007 (referred to as warrant certificate no. GEYI-1-2) to:

Name of Assignee	Address	Warrant Shares Assigned to Assignee
U-Trend Ltd.	Magamoth House 94 Aim HaMoshavoth Road Kiryat Arie Petach Tikvah 49527 Israel	198,989

The undersigned does hereby irrevocably constitute and appoint ___________________________________ as agent and attorney-in-fact to transfer the above referenced debenture on the books of the within-named corporation, with full power of substitution in the premises.

Dated: November 10, 2010

YA GLOBAL INVESTMENTS, LP.
(Formerly, Cornell Capital Partners. LP.)

By: YORKVILLE ADVISORS, LLC
Its: Investment Manager

By: /s/ Mark Angelo
Name: Mark Angelo
Title: Portfolio Manger

/s/ David Gonzalez
David Gonzalez, Esq.
General Counsel, Yorkville Advisors LLC

FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers all the rights of the undersigned under the warrant to purchase 4,576,740 shares of common stock of Global Energy. Inc. represented by the warrant dated September 30, 2008 (referred to as warrant certificate no. GEYI-1-3) to:

Name of Assignee	Address	Warrant Shares Assigned to Assignee
U-Trend Ltd.	Magamoth House 94 Aim HaMoshavoth Road Kiryat Arie Petach Tikvah 49527 Israel	4,576,740

The undersigned does hereby irrevocably constitute and appoint ___________________________________ as agent and attorney-in-fact to transfer the above referenced debenture on the books of the within-named corporation, with full power of substitution in the premises.

Dated: November 10,2010

YA GLOBAL INVESTMENTS, LP.
(Formerly, Cornell Capital Partners. LP.)

By: YORKVILLE ADVISORS, LLC
Its: Investment Manager

By: /s/ Mark Angelo
Name: Mark Angelo
Title: Portfolio Manger

Witnessed by:

/s/ David Gonzalez
David Gonzalez, Esq.
General Counsel, Yorkville Advisors LLC

Schedule 4 - Name Change Form

Schedule 5 - Confirmation and Consent of the Corporation

To:          Global Energy. Inc
(the "Corporation")

November     , 2010

Re: Senior Convertible Debentures and Warrants

1.
YA Global Investments L.P. (the "Seller") is holder of the following securities of the Corporation (the "Securities"): (a) an 8% secured convertible debenture (No. GEYI-1-6) issued by the Corporation on 8 March 2010 in the principal amount of US $3,175.116 which is convertible into shares of the Corporation at a conversion price of $0.05 per share ("Debenture GEYI-1-6"); (b) an 8% secured convertible debenture (No. GEYI-1-7) issued by the Corporation on 8 March 2010 in the principal amount of US $1,500,000 which is convertible into shares of the Corporation at a conversion price of $0.01 per share ("Debenture GEYI-1-6" and together with GEYI-1-6. the "Debentures"); (c) a warrant (No. GEYI-1-1) issued by the Corporation on 6 July 2007 to purchase 300,000 shares of the Corporation at an exercise price of $0.01 per share ("Warrant GEYI-1-1"); (d) a warrant (No. GEYI-1-2) issued by the Corporation on 6 July 2007 to purchase 300,000 shares of the Corporation at an exercise price of $0.01 per share ("Warrant GEYI-1-2"); (e) a warrant (No. GEYI-1-3) issued by the Corporation on 30 September 2008 to purchase 6,900,000 shares of the Corporation at an exercise price of $0.01 per share ("Warrant GEYI-1-3" and together with Warrant GEYI-1-1 and Warrant GEYI-1-1, the "Warrants").

2.
The Securities are currently registered in the name of and issued as payable to "YA Global Investments, L.P." and the certificates for the Securities are currently held in safe custody on behalf of the Seller.

3.	We hereby give notice that the Seller has agreed to sell and assign to U-Trend Ltd. (the "Purchaser") a portion of the Securities as in the amounts set forth below (the "Relevant Securities").

Debentures	Principal Amount of Debenture to be Assigned to Purchaser	Accrued and Unpaid Interest Balance of Debenture to be Assigned to Purchaser	Total to Purchaser
GEYI –l-6	$2,086,161	$112 938	$2,199,100
GEYI –l-7	$948,968	$51,932	$1,000,900

Warrants	Warrant Shares to be Assigned to Purchaser	Warrant Exercise Price
GEYI-1-1	198,989	$0.010
GEYI-1-2	198,989	$0.010
GEYl-1-3	4,576,740	$0.010

4.
Pursuant to Section 6(a) of the Debentures and Section 7 of the Warrants, the Seller hereby surrenders the Debentures and the Warrants and the Corporation shall issue and deliver to the Purchaser new Debentures and Warrants of like terms and tenor registered in the name of the Purchaser, representing the amounts being assigned to the Purchaser as set forth above and issue new Debentures and Warrants to the Seller representing the amount retained by the Seller.

5.
The Corporation hereby provides written consent to the assignment in favor of the Purchaser the Relevant Securities and confirms that the Relevant Securities are have been registered in the securities register of the Corporation in the name of the Purchaser, free and clear of any liens.

For and on behalf of
YA Global Investments, L.P.
By: Yorkville Advisors, LLC

______________________
Authorised Signatory

We hereby consent to the assignment in favor of the Purchaser of the Relevant Securities and recognize the Purchaser as the registered holder of the Relevant Securities.

For and on behalf of
Global Energy, Inc.

______________________
Authorised Signatory

Seller's Wire Instructions

YA Global Investments. L.P.-Wiring Instructions

Bank Name:	* * * * * * * * * * * * * * *

ABA/Routing# * * *
Account# * * *
Account Name: * * *
Swift code: * * *

Schedule l - Purchaser's Debentures

Debenture	Outstanding Principal Balance	Accrued and Unpaid Interest Balance	Total	Principal Amount of Debenture to be Issued to Purchaser	Accrued and Unpaid Interest Balance of Debenture to be Issued to Purchaser	Total to Purchaser	Principal Amount of Debenture retained by YA	Accrued and unpaid Interest Balance of Debenture Retained by YA	Total to YA

GEY16	$3,145,146	$170,269	$3,315,415	$2,086,161	$112,938	$2,199,100	$1,058,985	$57,330	$1,116,315

GEY17	$1,430,686	$78,294	$1,508,980	$948,968	$51,932	$1,000,900	$481,718	$26,362	$508,080

Total	$4,575,832	$248,563	$4,824,395	$3,035,129	$164,871	$3,200,000	$1,540,703	$83,892	$1,624,395

Warrant	Outstanding Number of Warrant Shares	Warrant Exercise Price	Warrant Shares to be Transferred to Purchaser	Warrant Shares Remaining with YA

GEYI-1-1	300,000	$0.010	198,989	101,011

GEYI-1-2	300,000	$0.010	198,989	101,011

GEYI-1-3	6,900,000	$0.010	4,576,740	2,323,260

Total	7,500,000	$0.010	4,974,718	2,525,282